Exhibit 23.3

中正達會計師事務所 Centurion ZD CPA & Co. Certified Public Accountants (Practising)

Unit 1304, 13/F, Two Harbourfront, 22 Tak Fung Street, Hunghom, Hong Kong. 香港 紅磡 德豐街22號 海濱廣場二期 13樓1304室 Tel 電話: (852) 2126 2388 Fax 傳真: (852) 2122 9078 Email 電郵: info@czdcpa.com

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 Amendment No. 1 of American BriVision (Holding) Corporation of our report dated January 12, 2017 except for Note 2 which was dated at May 22, 2017, which appear in such Registration Statement. We also consent to the reference to us under the caption “Experts” in such Registration Statement.

/s/ Centurion ZD CPA & Co.

Centurion ZD CPA & Co.

(as successor to Centurion ZD CPA Limited)

Hong Kong

Dated: February 13, 2019